                                                                    Exhibit 10.5

     FIRST AMENDMENT TO THE METZLER GROUP, INC. LONG TERM INCENTIVE PLAN
The Metzler Group, Inc.'s Long-Term Incentive Plan shall be amended, effective November 1, 1997, as follows:

     The first paragraph of Article III ("Shares Subject to the Plan") shall be amended to read as follows:

          The aggregate number of Shares as to which Awards my be granted from time to time shall be Two Million (2,000,000) Shares (subject to adjustments for stock splits, stock dividends, and other adjustments described in Article XVII hereof); provided, however, that the number of Shares available for issuance under the Plan shall automatically increase, but not decrease, on a continuing basis by an amount equal to fifteen percent (15%) of the increase from time to time, in the number of shares of the capital stock of the Company then outstanding. No Incentive Options may be granted on the basis of the additional Shares resulting from such increases.

This First Amendment is adopted effective the 1st day of November, 1997.